Exhibit 99.1

RAMACO RESOURCES, INC. ANNOUNCES EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT
OPTION IN CONNECTION WITH ITS SENIOR UNSECURED NOTES OFFERING

Company Release – December 11, 2024

LEXINGTON, KY – Ramaco Resources, Inc. (NASDAQ: METC, METCB, METCL, METCZ) (“Ramaco Resources” or the “Company”) announced today that the underwriters of its previously announced public offering (the “Offering”) of 8.375% Senior Notes due 2029 (the “Notes”) exercised their over-allotment option on December 9, 2024, resulting in the issuance of an additional $7,500,000 aggregate principal amount of the Notes. After giving effect to the exercise of the over-allotment option, $57,500,000 aggregate principal amount of the Notes were issued in the Offering.

The Notes will mature on November 30, 2029, unless redeemed prior to maturity. The Notes bear interest at a rate of 8.375% per year, payable in arrears on the 30th day of January, April, July and October of each year, commencing on January 30, 2025, and at maturity. The Company may redeem the Notes in whole or in part, at the Company’s option, at any time on or after November 30, 2026, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. In addition, the Company may redeem the Notes, in whole, but not in part, at any time at the Company’s option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events. The Notes are rated ‘BBB’ by Egan-Jones Ratings Company, an independent rating agency.

The gross proceeds to the Company from the Offering, after the exercise of the over-allotment option but before deducting commissions and expenses, were approximately $57.5 million. The Company intends to use the net proceeds from the Offering for general corporate purposes, including funding future investments, making capital expenditures and funding working capital. The Notes were issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

The Notes have been listed on the Nasdaq Global Select Market ("Nasdaq") under the symbol "METCZ."

Lucid Capital Markets, LLC acted as lead bookrunner for the Offering. B. Riley Securities, Inc., Janney Montgomery Scott LLC and Piper Sandler & Co. acted as joint book-running managers for the Offering. The Benchmark Company, LLC, InspereX LLC, TCBI Securities, Inc., doing business as Texas Capital Securities, and William Blair & Company, L.L.C. acted as lead managers for the Offering.

ArentFox Schiff LLP served as legal counsel to Ramaco Resources for the Offering. Hunton Andrews Kurth LLP served as legal counsel to the underwriters for the Offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described herein, nor shall there be any sale of the Notes in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Offering was made by the Company pursuant to a registration statement on Form S-3 (File No. 333-274324), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 29, 2023. The Notes may only be offered by means of a prospectus and prospectus supplement that meet the requirements under the Securities Act of 1933, as amended. Copies of the final prospectus supplement and the registration statement are available on the SEC's website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the Offering may be obtained by contacting Lucid Capital Markets, LLC at 570 Lexington Ave, 40th Floor, New York, NY 10022 at telephone number (646)-362-0256, or via email at: Prospectus@lucidcm.com.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. For more information about Ramaco Resources, please contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this press release will not be achieved. Forward-looking statements in this press release include, without limitation, the expected use of proceeds from the Offering. These statements relate to future events, future expectations, plans and prospects. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company's shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

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